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                                                                    EXHIBIT 11.1
                                                                    ------------

          STATEMENT RE:  COMPUTATION OF NET INCOME PER ORDINARY SHARE
               (dollars in thousands, except per share amounts)
                ----------------------------------------------

                                                           Three months ended
                                                                March 31,
                                                          1996            1997
                                                          ----            ----
PRIMARY

Computation of ordinary and ordinary equivalent shares outstanding:

Weighted average ordinary shares outstanding             8,716           9,245


Dilutive equivalent ordinary shares issuable upon
  exercise of options                                    1,012             916

Incremental ordinary shares per applicable Staff
  Accounting Bulletins                                      37              29
                                                        ------          ------
Total weighted average ordinary and ordinary
  equivalent shares outstanding                          9,765          10,190
                                                        ======          ======

Net income                                              $1,890          $2,917
                                                        ======          ======

Net income per ordinary share(1)                         $0.19           $0.29
                                                        ======          ======

FULLY DILUTED

Computation of ordinary and ordinary equivalent shares outstanding:

Weighted average ordinary shares outstanding             8,716          9,245

Dilutive equivalent ordinary shares issuable upon
  exercise of options                                    1,119            916

Incremental ordinary shares per applicable Staff
  Accounting Bulletins                                      37             29
                                                        ------          ------
Total weighted average ordinary and ordinary
  equivalent shares outstanding                          9,872         10,190
                                                        ======          ======

Net income                                              $1,890         $2,917
                                                        ======          ======

Net income per ordinary share(1)                         $0.19          $0.29
                                                        ======          ======

(1) Each Ordinary Share is represented by two American Depositary Shares ("ADSs"), which are the securities that are publicly traded. Net income per Ordinary Share is therefore, within rounding, two times net income per equivalent ADS.

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NOTE:  Fully diluted net income per ordinary share is presented on the face of the Consolidated Statements of Operations since it is not materially different from primary net income per ordinary share.